UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2009

WIND RIVER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33061	94-2873391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Wind River Way, Alameda, California 94501

(Address of principal executive offices, including zip code)

(510) 748-4100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

On June 4, 2009, Wind River Systems, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Intel Corporation, a Delaware corporation (“Intel”), and APC II Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Intel (the “Purchaser”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, the Purchaser commenced a tender offer for all of the outstanding shares of common stock of the Company, par value $0.001 per share (the “Company Shares”), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share (collectively, with the Company Shares, the “Shares”), at a price of $11.50 per Share, net to the tendering stockholders in cash, without interest and less any required withholding taxes (the “Offer”), upon the terms and subject to the conditions disclosed in the Offer to Purchase on Schedule TO filed by Intel and the Purchaser with the United States Securities and Exchange Commission on June 11, 2009, as amended (the “Offer to Purchase”).

The initial offering period of the Offer expired at 12:00 a.m. (midnight), New York City time, on Thursday, July 9, 2009. On July 10, 2009, Intel announced that as of the expiration of the initial offering period, approximately 68,859,629 Shares, representing approximately 89% of the Company’s issued and outstanding Shares, were validly tendered and not withdrawn pursuant to the Offer (including 6,223,509 Shares that were tendered pursuant to guaranteed delivery procedures), and that the Purchaser had accepted such Shares for payment. As a result of such acceptance, a change in control of the Company has occurred, and the Company has become an indirect subsidiary of Intel.

Based on the per Share consideration of $11.50 and the number of Shares tendered and accepted for purchase, the value of the Shares purchased by the Purchaser as of the expiration of the initial offering period is approximately $792 million. As described in the Offer to Purchase, the Purchaser and Intel have obtained the necessary funds for payment of the Shares from Intel’s existing cash balances. The Offer is not conditioned on any financing arrangements.

Pursuant to the Merger Agreement, as of the initial acceptance for payment by the Purchaser on July 10, 2009 of the Shares validly tendered and not withdrawn, the Purchaser became entitled to designate directors to the Company’s Board of Directors (the “Board”) equal to the product of (x) the total number of directors on the Board multiplied by (y) the percentage that the aggregate number of Shares beneficially owned by the Purchaser following such acceptance for purchase bears to the total number of Company Shares then outstanding. On July 14, 2009, Purchaser designated Paul S. Otellini, Sean M. Maloney, Arvind Sodhani and Renee James as the members to the Board and the Board appointed them to replace Jerry L. Fiddler, Narendra K. Gupta, Standish H. O’Grady and Kenneth R. Klein, who resigned from the Board. In addition, on July 14, 2009, John C. Bolger, Grant M. Inman and Harvey C. Jones continued on as the Audit Committee of the Board, and each of the Compensation Committee, Nominating and Corporate Governance Committee and Non-Officer Equity Awards

Committee of the Board were dissolved and all of the duties and responsibilities of each such dissolved committees were assigned to and conferred upon the Board.

All stockholders who did not tender their Shares as part of the Offer, as extended by the subsequent offering period, will receive $11.50 in cash for each Share held at the time the acquisition is completed in accordance with the Merger Agreement (other than stockholders who validly perfect appraisal rights under Delaware law).

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure called for by this Item is incorporated by reference to the disclosure set forth in Item 5.01 of this report.

In addition, according to the Offer to Purchase, there are no transactions, or proposed transactions, since the beginning of the Company’s last fiscal year to which the Company was or is to be a party, in which Paul S. Otellini, Sean M. Maloney, Arvind Sodhani and Renee James have a direct or indirect material interest required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2009	WIND RIVER SYSTEMS, INC.

	By:	/s/ Ian R. Halifax
Ian R. Halifax Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary